UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                _________________


                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934






       Date of Report (Date of earliest event reported) 20 October 1999
                                                       ----------------




                        Air Products and Chemicals, Inc.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


                Delaware                                      1-4534                         23-1274455
   ----------------------------------------------     ------------------------     ---------------------------
   (State of other jurisdiction of incorporation)     (Commission file number)     (IRS Identification number)


   7201 Hamilton Boulevard, Allentown, Pennsylvania                                         18195-1501
   ------------------------------------------------                                         ----------
       (Address of principal executive offices)                                             (Zip Code)


Registrant's telephone number, including area code  (610) 481-4911
                                                    ---------------

Item 5.  Other Events.
-------  ------------

    The registrant reported income from operations of $116 million, or diluted earnings per share of 54 cents, for the fourth quarter ended September 30, 1999. This excludes an after-tax gain of $4.4 million, or two cents per share, related to a net gain on foreign currency hedges offset by financing and other costs associated with the BOC acquisition. Also excluded is an after-tax gain of $2.4 million, or one cent per share, due to reductions in costs for the formation of Air Products Polymers. This compares to last year's record income from operations of $128 million, or 59 cents per share, a per share decrease of eight percent. Sales of $1.3 billion were equal to last year's sales for the quarter.

    Industrial gases sales were up three percent with volume increases in Asia and the Chemical and Process Industry (CPI) market sector accounting for most of the gain. Operating income and margins were down compared with the prior year. In both North America and Europe, slow manufacturing growth resulted in modest volume gains and continued price pressure. In addition, overall profitability was impacted by higher natural gas prices and unanticipated facility outages. Asian profits grew from increased volumes and the consolidation of some joint ventures that are now wholly-owned.

    Gases equity affiliates' income was up substantially, driven by improved volumes in Asia and Mexico and a stronger peso. These results overcame a decline in Europe associated with a one-time gain in 1998 related to income taxes.

     Chemicals sales were up nine percent, or three percent excluding the Wacker joint venture. Operating income fell as favorable volumes were more than offset by price declines, higher raw material costs and higher fixed plant costs related to capacity expansions.

     As expected, Equipment and Services reported lower sales and operating income due to reduced business activity.

     For fiscal 1999, Air Products reported record sales of $5.0 billion, up two percent compared with the prior year. Income from operations was $451 million, or $2.09 per share, a per share decrease of six percent compared with last year's record income from operations of $489 million, or $2.22 per share. These results do not include the special items noted in the footnotes to the financial statements. Of the 13 cents per share decline in earnings, approximately eight cents per share of the decline is due to reduced activity in our equipment business, which was expected.

     Commenting on the year, Air Products Chairman H. A. Wagner said, "This was a disappointing year for Air Products. Slower than expected growth in the global manufacturing sector deeply impacted some of our key gases markets.
In addition, our chemicals group experienced some significant one-time, unexpected events, such as customers' outages and operating issues. While we are not satisfied with our performance this year, we believe our core business positions in both gases and chemicals are sound."

     Mr. Wagner continued, "We're encouraged by the improved outlook for the manufacturing sector, especially outside of North America. As our key geographies and markets recover, the loading of our facilities, coupled with continued cost control and asset management, is expected to result in earnings growth of about 10 percent next year before the impact of the BOC transaction."

     In commenting on the BOC transaction, Mr. Wagner said, "This strategic transaction is expected to be completed by mid-fiscal year. We anticipate its impact in fiscal 2000 will be modestly accretive on an earnings per share before goodwill basis and approximately 10 percent dilutive on reported earnings per share excluding transaction and integration charges."

NOTE: The forward-looking statements contained in this document are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. In addition to important risk factors and uncertainties referred to in the Management's Discussion and Analysis such as those relating to the Year 2000, other important risk factors and uncertainties include the impact of worldwide economic growth, pricing of both the Company's products and raw materials such as electricity, customer outages and customer demand, and other factors resulting from fluctuations in interest rates and foreign currencies, the impact of competitive products and pricing, success of cost control programs, and the impact of tax and other legislation and other regulations in the jurisdictions in which the Company and its affiliates operate.

     Factors that might cause forward looking statements related to the BOC transaction to differ materially from actual results include, among other things, requirements or delays imposed by regulatory authorities to permit the transaction to be consummated, unanticipated tax and other costs in separating the ownership of BOC's businesses and assets, ability to amortize goodwill over 40 years, overall economic and business conditions, demand for the goods and services of Air Products or BOC or their respective affiliates, competitive factors in the industries in which each of them competes, changes in government regulation, success of implementing synergies and other cost reduction programs, the timing, impact, and other uncertainties of future acquisitions or combinations within relevant industries, fluctuations in interest rates and foreign currencies, and the price at which Air Products would issue additional equity, as well as the impact of tax and other legislation and other regulations in the jurisdictions in which Air Products and BOC and their respective affiliates operate.


Financial tables follow:

                        AIR PRODUCTS AND CHEMICALS, INC.
                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

(Millions of dollars, except per share)
------------------------------------------------------------------------------
                    Three Months Ended      Twelve Months Ended
                       30 September            30 September
                     1999          1998         1999        1998
------------------------------------------------------------------------------

Sales              $1,254.4       $1,250.3    $5,020.1       $4,919.0

Net Income         $  122.6(a)    $  127.7    $  450.5(b)    $  546.8(c)

Basic Earnings
Per Share          $    .58(a)    $    .60    $   2.12(b)    $   2.54(c)

Diluted Earnings
Per Share          $    .57(a)    $    .59    $   2.09(b)    $   2.48(c)

------------------------------------------------------------------------------

Operating Return
on Net Assets (d)                                  10.4%         12.3%

Capital
Expenditures (e)                               $1,106.0(f)   $1,000.7

Depreciation       $  136.9       $  130.4        523.7      $  489.4
-------------------------------------------------------------------------------

(a) Includes a net after-tax gain of $4.4 million, or $.02 per share, from BOC currency options net of pre-acquisition expenses and includes an after-tax gain of $2.4 million, or $.01 per share, due to reductions in costs for the formation of Air Products Polymers. Excluding the impact of these special items, net income was $115.8 million, basic earnings per share was $.55, and diluted earnings per share was $.54.

(b) Includes a net after-tax gain of $4.4 million, or $.02 per share, from BOC currency options net of pre-acquisition expenses, an after-tax gain of $23.6 million, or $.11 per share related to the formation of Air Products Polymers, an after-tax charge of $21.9 million, or $.10 per share related to the global cost reduction programs, and an after-tax charge of $6.4 million, or $.03 per share primarily related to Chemicals facility closure costs. Excluding the impact of these special items, net income was $450.8 million, basic earnings per share was $2.12 and diluted earnings per share was $2.09.

(c) Includes an after-tax gain of $35.1 million, or $.16 per share from the sale of the company's 50% interest in American Ref-Fuel Company, an after-tax gain of $7.6 million, or $.03 per share from a cogeneration project contract settlement, and an after-tax gain of $15.4 million, or $.07 per share from the settlement of a power contract restructuring. Excluding the impact of these special items, net income was $488.7 million, basic earnings per share was $2.27 and diluted earnings per share was $2.22.

(d) Operating return on net assets (ORONA) is calculated as the rolling four quarter sum of operating income divided by the rolling five quarter average of total assets less investments in equity affiliates. The

     ORONA calculation excludes $34.2 million in charges related to the global cost reduction programs and $10.3 million in charges primarily related to Chemicals facility closure costs.

(e) Capital expenditures include additions to plant and equipment, investments in and advances to unconsolidated affiliates, acquisitions, and capital lease additions.

(f) Excludes the company's contribution of $121.7 million of assets to the Air Products Polymers venture.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                               CONSOLIDATED INCOME
                                   (Unaudited)

(Millions of dollars, except per share)
---------------------------------------------------------------------------
                            Three Months Ended     Twelve Months Ended
                               30 September            30 September
                             1999       1998        1999         1998
---------------------------------------------------------------------------
SALES AND OTHER INCOME
Sales                       $1,254.4  $1,250.3     $5,020.1   $4,919.0
Other income                     7.4       5.4(a)      19.7       15.5(a)
---------------------------------------------------------------------------
                             1,261.8   1,255.7      5,039.8    4,934.5
---------------------------------------------------------------------------
COSTS AND EXPENSES
Cost of sales                  877.3     845.7(b)   3,501.4    3,317.0(b)
Selling and administrative     166.5     165.2(b)     690.6      659.8(b)
Research and development        32.7      30.0        123.1      112.0
---------------------------------------------------------------------------
OPERATING INCOME               185.3     214.8        724.7      845.7
Income from equity affiliates,
 net of related expenses        22.4      13.4         61.5       38.0
Gain on American Ref-Fuel sale
 and contract settlements         --        --           --      103.5
Net gain on formation of
  polymer venture                3.8        --         34.9         --
Gain on BOC currency options net
  of pre-acquisition expenses    7.0        --          7.0         --
Interest expense                39.0      41.6        159.1      162.8
-----------------------------------------------------------------------------
INCOME BEFORE TAXES
AND MINORITY INTEREST          179.5     186.6        669.0      824.4
Income taxes                    54.0      59.1        203.4      276.9
Minority interest(c)             2.9       (.2)(a)     15.1         .7(a)
-----------------------------------------------------------------------------
NET INCOME                  $  122.6   $ 127.7     $  450.5   $  546.8
-----------------------------------------------------------------------------
BASIC EARNINGS PER
 COMMON SHARE               $    .58   $   .60     $   2.12   $   2.54
-----------------------------------------------------------------------------
DILUTED EARNINGS PER
 COMMON SHARE               $    .57   $   .59     $   2.09   $   2.48
-----------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES (in millions)   213.0     212.7        212.2      215.5
-----------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF
 COMMON AND COMMON EQUIVALENT
 SHARES (in millions) (d)      216.3     216.6        216.0      220.1
-----------------------------------------------------------------------------
DIVIDENDS DECLARED PER
 COMMON SHARE - Cash        $    .18   $   .17     $    .70    $   .64
-----------------------------------------------------------------------------

(a) The results for the three and twelve months ended 30 September 1998 have been restated to reflect the current year presentation of minority interest in a separate line item between income taxes and net income.

(b) The results for the three and twelve months ended 30 September 1998 have been restated to reflect the current year presentation of distribution expense in cost of sales.

(c)  Minority interest primarily includes before-tax amounts.

(d) The dilution of earnings per common share is due mainly to the impact of unexercised stock options.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(Millions of dollars, except per share)
----------------------------------------------------------------------------
                                                30 Sept.      30 Sept.
                ASSETS                           1999           1998
----------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash items                             $   61.6      $ 61.5
Fair value of BOC currency options                  70.4          --
Trade receivables, less allowances for
 doubtful accounts                                 894.7       881.1
Inventories                                        424.9       428.6
Contracts in progress, less progress billings       79.8        94.1
Other current assets                               251.0       176.4
----------------------------------------------------------------------------
TOTAL CURRENT ASSETS                             1,782.4     1,641.7
----------------------------------------------------------------------------
INVESTMENTS IN NET ASSETS OF AND ADVANCES TO
UNCONSOLIDATED AFFILIATES                          521.4       362.0
OTHER INVESTMENTS AND ADVANCES                      35.3        18.4
PLANT AND EQUIPMENT, at cost                    10,187.9     9,489.5
 Less - Accumulated depreciation                 4,995.0     4,703.4
----------------------------------------------------------------------------
PLANT AND EQUIPMENT, net                         5,192.9     4,786.1
----------------------------------------------------------------------------
GOODWILL                                           350.4       324.9
OTHER NONCURRENT ASSETS                            356.7       356.5
----------------------------------------------------------------------------
TOTAL ASSETS                                    $8,239.1    $7,489.6
============================================================================

    LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------
CURRENT LIABILITIES
Payables, trade and other                       $  505.8    $  478.7
Accrued liabilities                                407.0       332.8
Accrued income taxes                                64.5        30.9
Short-term borrowings                              407.6       270.1
Current portion of long-term debt                  473.0       153.1
----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                        1,857.9     1,265.6
----------------------------------------------------------------------------
LONG-TERM DEBT                                   1,961.7     2,274.3
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES     617.9       570.9
DEFERRED INCOME TAXES                              724.1       703.0
----------------------------------------------------------------------------
TOTAL LIABILITIES                                5,161.6     4,813.8
----------------------------------------------------------------------------
MINORITY INTERESTS IN SUBSIDIARY COMPANIES         127.3         8.5
----------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Common stock, par value $1 per share               249.4       249.4
Capital in excess of par value                     341.5       329.2
Retained earnings                                3,701.8     3,400.0
Accumulated other comprehensive income            (285.8)     (231.5)
Treasury stock, at cost                           (681.6)     (657.0)
Shares in trust                                   (375.1)     (422.8)
----------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                       2,950.2     2,667.3
----------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $8,239.1    $7,489.6
============================================================================

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                   (Unaudited)

(Millions of dollars)
------------------------------------------------------------------------------
                                  Three Months Ended     Twelve Months Ended
                                     30 September            30 September
                                  1999         1998       1999          1998
------------------------------------------------------------------------------
NET INCOME                       $  122.6   $ 127.7      $ 450.5     $ 546.8
------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME,
 net of tax
  Foreign currency
   translation adjustments           32.6      42.6        (61.4)      (36.1)

  Unrealized gains on
   investments:
    Unrealized holding gains
      arising during the period      (2.2)     (2.5)         7.1        (2.0)
    Less:  reclassification
      adjustment for gains
      included in net income           --        --           --          --
  Net unrealized gains on
   investments                       (2.2)     (2.5)         7.1        (2.0)
  Minimum pension liability
   adjustments                         --     (14.2)          --       (14.2)

------------------------------------------------------------------------------
TOTAL OTHER COMPREHENSIVE
  INCOME                             30.4      25.9        (54.3)      (52.3)
------------------------------------------------------------------------------
COMPREHENSIVE INCOME             $  153.0   $ 153.6      $ 396.2     $ 494.5
==============================================================================

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                             CONSOLIDATED CASH FLOWS
                                   (Unaudited)

(Millions of dollars)
-------------------------------------------------------------------------------
                                                       Twelve Months Ended
                                                           30 September
                                                       1999             1998
-------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                              $450.5        $546.8
Adjustments to reconcile income to cash
provided by operating activities:
     Depreciation                                        523.7         489.4
     Deferred income taxes                                58.8          62.3
     Ref-Fuel divestiture deferred income taxes             --         (80.3)
     Gain on formation of polymer venture                (34.9)           --
     Other                                                57.0          42.0
     Working capital changes that provided (used)
cash, net of effects of acquisitions:
Trade receivables                                        (26.3)         11.2
Fair value of BOC currency options                       (70.4)           --
Inventories and contracts in progress                     37.1          (2.7)
Payables, trade and other                                 26.4        (144.4)
Accrued liabilities                                       67.8         (23.3)
Other                                                    (33.1)         72.7
-------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                  1,056.6         973.7
-------------------------------------------------------------------------------
INVESTING ACTIVITIES
Additions to plant and equipment                        (880.3)       (770.9)
Acquisitions, less cash acquired                         (83.0)       (182.2)
Investment in and advances to unconsolidated
affiliates                                              (116.8)        (31.9)
Proceeds from sale of assets and investments              46.7         328.3
Other                                                      4.4         (27.6)
-------------------------------------------------------------------------------
CASH (USED FOR) INVESTING ACTIVITIES                  (1,029.0)       (684.3)
-------------------------------------------------------------------------------
FINANCING ACTIVITIES
Long-term debt proceeds                                   83.3         102.2
Payments on long-term debt                               (45.6)        (70.7)
Net increase in commercial paper                          42.3         185.7
Net increase (decrease) in other short-term
borrowings                                                15.2         (11.3)
Dividends paid to shareholders                          (146.2)       (134.0)
Purchase of Treasury Stock                               (24.6)       (365.0)
Other                                                     46.6          13.2
-------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES         (29.0)       (279.9)
-------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                    1.5          (0.5)
-------------------------------------------------------------------------------
Increase in Cash and Cash Items                             .1           9.0
Cash and Cash Items - Beginning of Year                   61.5          52.5
-------------------------------------------------------------------------------
Cash and Cash Items - End of Period                      $61.6         $61.5
===============================================================================

                                       10

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The results for the twelve months ended 30 September 1999 include a charge of $34.2 million ($21.9 million after-tax, or $.10 per share) for the global cost reduction programs. The charges to cost of sales, selling and administrative, and research and development were $15.3 million, $17.8 million, and $1.1 million, respectively for the twelve months ended 30 September 1999.

The fiscal year 1999 global cost reduction programs began in the first fiscal quarter. The first quarter program included a staff reduction plan of 206 employees and resulted in a charge to expense of $20.3 million ($12.9 million after-tax, or $.06 per share). The third quarter also included a charge of $13.9 million ($9.0 million after-tax, or $.04 per share) for a second program. This program results in a staffing reduction of 142 employees.

Of the total amount charged to expense in the first and third fiscal quarters, $19.8 million has been incurred and the balance is included in accrued liabilities. The first program will be completed by 31 December 1999 and the second program will be completed by 30 June 2000.

The results for the twelve months ended 30 September 1999 include a net gain of $34.9 million ($23.6 million after-tax, or $.11 per share) related to the formation of Air Products Polymers (a 65% majority owned venture with Wacker-Chemie GmbH). The gain was partially offset by costs related to an emulsions facility shutdown not included in the joint venture and for costs related to indemnities provided by Air Products to the venture.

The results for the twelve months ended 30 September 1999 also include a charge of $10.3 million ($6.4 million after-tax, or $.03 per share) primarily related to Chemicals facility closure costs.

On 13 July 1999, the company announced that its board and the boards of L'Air Liquide S.A. ("Air Liquide") of France and The BOC Group plc ("BOC") have agreed to the terms of a recommended offer under which it and Air Liquide will acquire BOC, the leading British industrial gases company, for UK(pound)14.60 per share in cash, or a total of approximately UK pound 7.2 billion. Air Products has a UK(pound)3,950,000,000 credit agreement to provide backup for commercial paper or direct funding for its 50% share of the offer price. The offer will formally commence in the United Kingdom and the United States upon receipt of the necessary regulatory clearances, which are expected in the first quarter of calendar year 2000. The company expects the transaction will be included for approximately six months of fiscal 2000, probably as an equity affiliate. Excluding transaction and integration charges, the impact of the transaction should be modestly accretive to earnings per share before goodwill amortization and approximately 10% dilutive to reported earnings per share after goodwill amortization. Air Products has filed a Form 8-K on 13 July 1999 with the United States Securities and Exchange Commission which provides additional details of this transaction.

As of 30 September 1999 the company has entered into purchased currency options contracts for approximately UK(pound)1.7 billion. These options expire in fiscal year 2000. The Company will record gains and losses associated with changes in the market value of these options currently in earnings since hedge accounting may not be applied to instruments which are used to hedge the cost of a business combination. The results for the three and twelve months ended 30 September 1999 include a net gain of $7.0 million
($4.4 million after-tax, or $.02 per share), from BOC currency options net of pre-acquisition expenses.

In December 1997, the company sold its 50% interest in American Ref-Fuel Company, its former waste-to-energy joint venture with Browning-Ferris Industries, Inc. (BFI), to Duke Energy Power Services and United American Energy Corporation. This transaction provided for the sale of Air Products' interest in American Ref-Fuel's five waste-to-energy facilities for $237 million, and the assumption of various parental support agreements by Duke Energy Capital Corporation, the parent company of Duke Energy Power Services. The income statement for the twelve months ended 30 September 1998 includes a gain of $62.6 million from this sale, ($35.1 million after-tax, or $.16 per share).

When the 50% interest in the American Ref-Fuel Company was sold, Air Products retained a limited partnership interest in a project that was undergoing a power contract restructuring. The restructuring was completed in June 1998. The twelve months ended 30 September 1998 include a gain, net of transaction costs, of $28.3 million ($15.4 million after-tax. or $.07 per share).

The results for the twelve months ended 30 September 1998 also include a gain of $12.6 million from a cogeneration project contract settlement ($7.6 million after-tax, or $.03 per share).

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY BUSINESS SEGMENTS
                                   (Unaudited)

(Millions of dollars)
-----------------------------------------------------------------------------
                          Three Months Ended      Twelve Months Ended
                             30 September             30 September
                            1999      1998        1999         1998
-----------------------------------------------------------------------------
Sales:
   Industrial Gases     $  761.8    $  739.3    $2,955.4    $2,907.5
   Chemicals               422.9       386.3     1,657.4     1,539.2
   Equipment/Services       69.7       124.7       407.3       472.3
   Corporate/Other            --          --          --          --
-----------------------------------------------------------------------------
      CONSOLIDATED      $1,254.4    $1,250.3    $5,020.1    $4,919.0
-----------------------------------------------------------------------------

Operating Income:
   Industrial Gases     $  141.3    $  145.5    $  535.2(a) $  573.1
   Chemicals                52.4        62.3       196.6(a)(b) 253.7
   Equipment/Services        3.6        22.7        42.9(a)     73.1
   Corporate/Other         (12.0)      (15.7)(c)   (50.0)(a)   (54.2)(c)
-----------------------------------------------------------------------------
      CONSOLIDATED      $  185.3    $  214.8    $  724.7    $  845.7
-----------------------------------------------------------------------------

Equity Affiliates' Income:
   Industrial Gases       $ 12.0    $    9.0(d)   $ 32.7    $   17.3(d)
   Chemicals                 3.5          .1        12.4          .6
   Equipment/Services        6.7         4.5        15.7        17.7
   Corporate/Other            .2        (0.2)         .7         2.4
-----------------------------------------------------------------------------
      CONSOLIDATED        $ 22.4    $   13.4      $ 61.5    $   38.0
-----------------------------------------------------------------------------

Operating Return on Net Assets: (e)
   Industrial Gases                                 10.8%       11.7%
   Chemicals                                        12.9        18.1
   Equipment/Services                               16.8        23.1
   Corporate/Other                                   N/A         N/A
------------------------------------------------------------------------------
      CONSOLIDATED                                  10.4%       12.3%
------------------------------------------------------------------------------

(a) The results for the twelve months ended 30 September 1999 include the cost reduction charges in Industrial Gases ($27.0 million), Chemicals
     ($4.0 million), Equipment/Services ($2.7 million), and Corporate/Other ($.5 million).

(b) The results for the twelve months ended 30 September 1999 also include a charge of $10.3 million primarily related to Chemicals facility closure costs.

(c) The results for the three and twelve months ended 30 September 1998 have been restated to reflect the current year presentation of minority interest in a separate line item between income taxes and net income.

(d)  Equity affiliates' income for the three and twelve months ended
     30 September 1998 includes $4.1 million in tax benefits in a European venture.

(e) Operating return on net assets (ORONA) is calculated as the rolling four quarter sum of operating income divided by the rolling five quarter average of total assets less investments in equity affiliates. The

     ORONA calculation excludes $34.2 million in charges related to the global cost reduction programs and $10.3 million in charges primarily related to Chemicals facility closure costs.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY GEOGRAPHIC REGIONS
                                   (Unaudited)

(Millions of dollars)
----------------------------------------------------------------------------
                          Three Months Ended     Twelve Months Ended
----------------------------------------------------------------------------
                             30 September            30 September
                            1999      1998         1999      1998
----------------------------------------------------------------------------
Sales:
   United States        $  823.7   $  836.7     $3,226.9    $3,381.5
   Europe                  346.3      346.8      1,503.7     1,293.3
   Canada/Latin America     51.4       57.6        202.4       216.6
   Other                    33.0        9.2         87.1        27.6
----------------------------------------------------------------------------
      CONSOLIDATED      $1,254.4   $1,250.3     $5,020.1    $4,919.0
----------------------------------------------------------------------------

Operating Income:
   United States        $  119.3   $  149.3 (c) $ 499.8(a)(b)$ 635.0 (c)
   Europe                   51.3       57.5 (c)   192.7(a)     194.4 (c)
   Canada/Latin America     12.1        8.4 (c)    31.5         19.3 (c)
   Other                     2.6        (.4)        0.7         (3.0)(c)
----------------------------------------------------------------------------
      CONSOLIDATED      $  185.3   $  214.8     $ 724.7      $ 845.7
----------------------------------------------------------------------------

Equity Affiliates' Income:
   United States        $    6.5   $    3.8     $  18.6      $  19.0
   Europe                    3.0        7.4(d)     12.5         15.0(d)
   Canada/Latin America      6.7        2.6        20.8         11.2
   Other                     6.2        (.4)        9.6         (7.2)
----------------------------------------------------------------------------
      CONSOLIDATED      $   22.4   $   13.4     $  61.5      $  38.0
----------------------------------------------------------------------------


(a) The results for the twelve months ended 30 September 1999 include the cost reduction charges in the United States ($13.4 million) and Europe ($20.8 million).

(b) The results for the twelve months ended 30 September 1999 also include a charge of $10.3 million in the United States primarily related to Chemicals facility closure costs.

(c) The results for the three and twelve months ended 30 September 1998 have been restated to reflect the current year presentation of minority interest in a separate line item between income taxes and net income.

(d) Equity affiliates' income of Europe for the three and twelve months ended 30 September 1998 includes $4.1 million in tax benefits.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       Air Products and Chemicals, Inc.
                                 ---------------------------------------
                                       (Registrant)



Dated: 20 October 1999           By:     /s/ Leo J. Daley
                                    ------------------------------------
                                       Leo J. Daley
                                       Vice President - Finance
                                       (Chief Financial Officer)